February 4, 2025

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8 to Form N-CSR for the fiscal year ended November 30, 2024 of The Advisors’ Inner Circle Fund III and are in agreement with the statements contained in paragraphs 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP